Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE

Helios Technologies’ Augmented Strategy Drives Top-Tier Margins and Solid Earnings for the Full Year 2022

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Executing to full year outlook with manufacturing and operating strategy driving productivity and efficiencies, protecting the full year margin, earnings, and cash flow while navigating supply chain, health and wellness, and FX impacts in the fourth quarter
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Advancing technologies through new product innovations and integrating flywheel acquisitions
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Growing 2022 revenue by 2% on GAAP basis and 5% on a constant currency basis; Q4 22 Hydraulics revenue up 7% over prior year period and up 12% on a constant currency basis
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Generating strong cash from operations in Q4 22 up 15% over prior year period and free cash flow1 up 20% combined with financial flexibility of net debt to adjusted EBITDA ratio at 1.9x2 ending the quarter
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Achieving diluted EPS of $0.54 in the quarter and $3.02 for the year; Diluted Non-GAAP Cash EPS of $0.78 in the quarter and $4.03 for the year
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Providing outlook for 2023 (not including potential future flywheel acquisitions) revenue expected to be $910 to $940 million, or 3% to 6% annual growth with industry leading margins; on path to achieve strategic milestone of $1 billion in revenue on a run rate basis3 by year-end 2023

SARASOTA, FL, February 27, 2023 — Helios Technologies, Inc. (NYSE: HLIO) (“Helios” or the “Company”), a global leader in highly engineered motion control and electronic controls technology for diverse end markets, today reported financial results for the fourth quarter and full year ended December 31, 2022.

Josef Matosevic, the Company’s President and Chief Executive Officer, commented, “This has been a pivotal year for Helios. We advanced our technologies through internal innovation along with integration of flywheel acquisitions. We are also creating additional centers of excellence to service our customers through leveraging a best-in-class manufacturing and operating approach. Our teams executed well on our augmented strategy, navigating a complex operating environment, and protected the business ending the full year with industry-leading margins. We thought and acted globally as we diversified our markets and revenue base. Most importantly, we continue to build and develop the amazing talent that makes up our dedicated global workforce.”

Helios Technologies | 7456 16th St East | Sarasota, FL 34243 | 941-362-1200

Helios Technologies’ Augmented Strategy Drives Top-Tier Margins and Solid Earnings for the Full Year 2022

February 27, 2023

He went on to say, “In 2023, we expect to build upon all our advancements made this past year. There is a high probability that global macroeconomic uncertainties and currency fluctuations will continue. We will remain focused on what we can control around product innovation, top-tier lead times, and our customer-centric, ‘in the region for the region’ approach to manufacturing and operational excellence. We recently acquired Schultes Precision Manufacturing adding additional customers and capabilities across several new markets. Combined with our organic growth and the Daman Products acquisition in the third quarter of 2022, we now expect to be able to reach our $1 billion revenue milestone with top-tier margins on a run rate basis ending 2023, not including any additional acquisitions in 2023. Importantly, at the mid-point of our diluted non-GAAP cash EPS range, we are still on track to hit our three-year CAGR growth rate of 22% established at our June 2021 investor day. Through our innovation strategy we are becoming a pure play Hydraulics and Electronics industry leader that we believe will be incredibly tough for our competition to follow.”

[1] Free cash flow is a non-GAAP financial measure; see supplemental slide for a reconciliation to the most comparable GAAP measure.

[2] On a pro-forma basis for Taimi and Daman Products; reflects non-GAAP measure

[3] Run rate basis defined as annualizing the anticipated fourth quarter of 2023 to equate to ~$1 billion in revenues

Fourth Quarter 2022 Consolidated Results

($ in millions, except per share data)	Q4 2022	Q4 2021	Change		% Change
Net sales	$196.0	$217.7	$(21.7)		(10%)
Gross profit	$63.2	$74.3	$(11.1)		(15%)
Gross margin	32.2%	34.2%	(200)	bps
Operating income	$20.7	$31.9	$(11.2)		(35%)
Operating margin	10.6%	14.6%	(400)	bps
Non-GAAP adjusted operating margin	16.7%	19.8%	(310)	bps
Net income	$17.5	$23.6	$(6.1)		(26%)
Diluted EPS	$0.54	$0.72	$(0.18)		(25%)
Non-GAAP cash net income	$25.4	$32.9	$(7.5)		(23%)
Diluted Non-GAAP cash EPS	$0.78	$1.01	$(0.23)		(23%)
Adjusted EBITDA	$39.2	$49.3	$(10.1)		(20%)
Adjusted EBITDA margin	20.0%	22.7%	(270)	bps

See the attached tables for additional important disclosures regarding Helios’ use of non-GAAP adjusted operating income, non-GAAP adjusted operating margin, non-GAAP cash net income, non-GAAP cash net income per share, adjusted EBITDA (earnings before net interest expense, income taxes, depreciation, amortization and certain other charges), adjusted EBITDA margin (adjusted EBITDA as a percentage of sales), net debt-to-adjusted EBITDA, and sales in constant currency, as well as reconciliations of GAAP operating income to non-GAAP adjusted operating income and non-GAAP adjusted operating margin, GAAP net income to non-GAAP cash net income, non-GAAP cash earnings per share, adjusted EBITDA and Adjusted EBITDA margin, net debt-to-adjusted EBITDA, and net sales to sales in constant currency. Helios believes that, when used in conjunction with measures prepared in accordance with GAAP, the non-GAAP measures described above help improve the understanding of its operating performance.

Sales

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Sales in several end markets improved over the fourth quarter of 2021, with recreational, mobile equipment and industrial leading the growth, offset by the continued contraction of the health and wellness end market. Sales included $8.2 million in revenue from acquisitions. (See the table in this release that provides acquired revenue by segment by quarter).
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Sales declined in the Americas, in Europe the Middle East and Africa ("EMEA"), and the Asia Pacific ("APAC") regions compared with the fourth quarter of 2021. Sales across all regions, excluding foreign currency exchange rates (FX), are being impacted by the softening demand for electronics products in the health and wellness market.

Helios Technologies’ Augmented Strategy Drives Top-Tier Margins and Solid Earnings for the Full Year 2022

February 27, 2023

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Foreign currency translation adjustment on sales: $7.1 million unfavorable.

Profits and margins

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Gross profit and margin drivers: gross profit was down $11.1 million compared with the prior-year period. Changes in FX rates compared with the fourth quarter of 2021 reduced gross profit by $1.8 million. Gross margin declined by 200 basis points, driven by lower volume, higher raw material costs partially offset by the impact of price increases.
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Selling, engineering and administrative (“SEA”) expenses were comparable with the 2021 fourth quarter.
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Amortization of intangible assets: steady at $7.5 million compared to the prior year reflecting timing related to the Company’s acquisitions.

Non-operating items

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Net interest expense: $5.0 million in the quarter, up $1.1 million compared with the prior-year period due to rising interest rates.
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Effective tax rate: (2.3%) compared with 13.6% in the prior-year period reflecting levels of income in varying state and international tax jurisdictions.

Net income, earnings per share, non-GAAP cash earnings per share and adjusted EBITDA

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GAAP net income and diluted earnings per share: $17.5 million and $0.54 per share.
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Diluted Non-GAAP cash earnings per share: $0.78 compared with $1.01 last year, due to margin contraction related to lower volumes, rising material costs and foreign exchange rates of ($0.02) per share, respectively.
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Adjusted EBITDA margin: despite macro headwinds and FX impacts, maintaining healthy level at 20% during rapid inflationary environment with headwinds from supply chain in the quarter.

Helios Technologies’ Augmented Strategy Drives Top-Tier Margins and Solid Earnings for the Full Year 2022

February 27, 2023

2022 Consolidated Results

($ in millions, except per share data)	2022	2021	Change		% Change
Net sales	$885.4	$869.2	$16.2		2%
Gross profit	$298.5	$312.8	$(14.3)		(5%)
Gross margin	33.7%	36.0%	(230)	bps
Operating income	$137.3	$149.3	$(12.0)		(8%)
Operating margin	15.5%	17.2%	(170)	bps
Non-GAAP adjusted operating margin	20.4%	22.1%	(170)	bps
Net income	$98.4	$104.6	$(6.2)		(6%)
Diluted EPS	$3.02	$3.22	$(0.20)		(6%)
Non-GAAP cash net income	$131.3	$138.1	$(6.8)		(5%)
Diluted Non-GAAP cash EPS	$4.03	$4.25	$(0.22)		(5%)
Adjusted EBITDA	$205.3	$214.1	$(8.8)		(4%)
Adjusted EBITDA margin	23.2%	24.6%	(140)	bps

See the attached tables for additional important disclosures regarding Helios’ use of non-GAAP adjusted operating income, non-GAAP adjusted operating margin, non-GAAP cash net income, non-GAAP cash net income per share, adjusted EBITDA (earnings before net interest expense, income taxes, depreciation, amortization and certain other charges), adjusted EBITDA margin (adjusted EBITDA as a percentage of sales), net debt-to-adjusted EBITDA, and sales in constant currency, as well as reconciliations of GAAP operating income to non-GAAP adjusted operating income and non-GAAP adjusted operating margin, GAAP net income to non-GAAP cash net income, non-GAAP cash earnings per share, adjusted EBITDA and Adjusted EBITDA margin, net debt-to-adjusted EBITDA, and net sales to sales in constant currency. Helios believes that, when used in conjunction with measures prepared in accordance with GAAP, the non-GAAP measures described above help improve the understanding of its operating performance.

Sales

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Sales were driven by strong demand regionally in the Americas and slow growth in EMEA. End market demand saw strength with recreational, mobile equipment and industrial leading the growth, offset by the continued contraction of the health and wellness end market. Results included $25 million in sales related to acquisitions. (See the table in this release that provides acquired revenue by segment by quarter).
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Foreign currency translation adjustment on sales: $27.6 million unfavorable.

Profits and margins

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Gross profit and margin drivers: gross profit was down $14.3 million compared with the prior-year period. Changes in FX rates compared to 2021 reduced full year gross profit by $7.9 million. Gross margin declined 230 basis points driven by increasing material costs, FX impacts, and lower volume partially offset by increased pricing.
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SEA expenses: 15.0% as a percentage of sales, comparable with the prior-year period.
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Amortization of intangible assets decreased $4.7 million to $28.1 million from the prior year reflecting timing related to the Company’s acquisitions.

Helios Technologies’ Augmented Strategy Drives Top-Tier Margins and Solid Earnings for the Full Year 2022

February 27, 2023

Non-operating items

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Net interest expense: $0.2 million decrease to $16.7 million compared with the prior-year period on lower average debt levels even in a rising interest rate environment.
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Effective tax rate: 19.2% compared with 20.3% in the prior-year period lower primarily due to a decrease in the foreign income taxed at different rates and state and local tax benefits.

Net income, earnings per share, non-GAAP cash earnings per share and adjusted EBITDA

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GAAP net income and diluted earnings per share: $98.4 million and $3.02 per share, a 6% decline.
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Non-GAAP cash earnings per share: $4.03 compared with $4.25 in the prior-year period, a 5% decrease. The decrease was primarily driven by lower operating profits versus the prior-year period.
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Adjusted EBITDA margin: maintaining top-tier levels at 23.2% while down 140 basis points compared with the prior-year period due to inflationary environment.

Hydraulics Segment Review

(Refer to sales by geographic region and segment data in accompanying tables)

($ in millions)
Hydraulics	For the Three Months Ended
	Q4 2022	Q4 2021	Change		% Change
Net Sales
Americas	$56.8	$46.5	$10.3		22%
EMEA	43.3	45.3	(2.0)		(4%)
APAC	40.1	39.1	1.0		3%
Total Segment Sales	$140.2	$130.9	$9.3		7%
Gross Profit	$48.6	$46.8	$1.8		4%
Gross Margin	34.7%	35.8%	(110)	bps
SEA Expenses	$18.0	$19.2	$(1.2)		(6%)
Operating Income	$30.6	$27.6	$3.0		11%
Operating Margin	21.8%	21.1%	70	bps

Fourth Quarter Hydraulics Segment Review

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Sales increased 7% to $140.2 million as demand in Americas and APAC helped to offset the lower sales in EMEA. On a constant currency basis, sales increased 12% driven by acquisitions as well as pricing and higher volume in the Americas. This was somewhat offset by lower volume in APAC and supply chain constraints. FX had a $6.8 million unfavorable adjustment on sales.
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Gross profit and margin drivers: gross profit increased $1.8 million, or 4%, compared with prior-year period primarily due to price increases as well as acquisitions partially offset by unfavorable FX of $1.7 million and inflation. Gross margin reflects a modest impact from higher material and energy costs.
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Operating income increased $3 million, or 11%, while operating margin of 21.8% increased 70 basis points reflecting the reduced SEA expenses.

Helios Technologies’ Augmented Strategy Drives Top-Tier Margins and Solid Earnings for the Full Year 2022

February 27, 2023

Electronics Segment Review

(Refer to sales by geographic region and segment data in accompanying tables)

($ in millions)
Electronics	For the Three Months Ended
	Q4 2022	Q4 2021	Change		% Change
Net Sales
Americas	$48.0	$64.5	$(16.5)		(26%)
EMEA	5.3	10.6	(5.3)		(50%)
APAC	2.5	11.7	(9.2)		(79%)
Total Segment Sales	$55.8	$86.8	$(31.0)		(36%)
Gross Profit	$14.6	$27.5	$(12.9)		(47%)
Gross Margin	26.2%	31.7%	(550)	bps
SEA Expenses	$13.9	$12.1	$1.8		15%
Operating Income	$0.7	$15.4	$(14.7)		(95%)
Operating Margin	1.3%	17.7%	(1640)	bps

Fourth Quarter Electronics Segment Review

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Sales decreased 36% to $55.7 million, with demand across all regions declining due primarily to contraction of the health and wellness market. End market demand was driven by recreational, industrial, and mobile which only partially offset supply chain constraints and a contracting health and wellness market. Foreign currency exchange rates had a $0.3 million unfavorable impact on sales.
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Gross profit and margin drivers: gross profit decreased $12.9 million, or 47%, compared with the prior-year period primarily due to decreased sales volume in health and wellness and material cost increases. Gross margin declined 550 basis points to 26.2%, reflecting increases in raw material, labor inefficiencies, reduced fixed cost leverage on the lower sales and one-time restructuring costs incurred to realign the segments labor base.
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Operating income decreased $14.7 million to $0.7 million, while operating margin declined 1640 basis points to 1.3% reflecting flow through of gross margin and operating expenses.

Balance Sheet and Cash Flow Review

Tricia Fulton, Executive Vice President and Chief Financial Officer, commented, “We continue to navigate well despite the difficult macroeconomic environment, which has created overall uncertainty, higher interest rates, and lower consumer demand in some of our end markets. We have strong financial flexibility, which is paramount in this market, and have maintained industry leading adjusted EBITDA margins for the full year. Our strong cash flow generation has resulted in a net debt to adjusted EBITDA leverage ratio of only 1.9x. We have continued to invest our capital into developing our advanced technologies through product innovations, executing on our flywheel acquisition strategy, as well as our manufacturing and operating strategy. Those investments are starting to drive productivity, margin enhancement and efficiencies, as well as leveraging ‘in the region, for the region’ operations to protect earnings and cash flow.”

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Total debt at quarter-end was $446.1 million compared with $457.5 million at end of the third quarter of 2022. For the twelve-month period, borrowings, net of repayments, on our credit facilities amounted to $8.0 million.
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Cash and cash equivalents at December 31, 2022 were $43.7 million, up $6.9 million or 19% from the end of the third quarter of 2022, and up $15.2 million or 53% from the end of 2021.

Helios Technologies’ Augmented Strategy Drives Top-Tier Margins and Solid Earnings for the Full Year 2022

February 27, 2023

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Inventory increased $11.9 million to $191.6 million from the third quarter of 2022 and was 16% higher than the end of 2021 driven by the macro issues in the supply chain. These issues include the Company purchasing parts ahead of material shortages, holding some inventory for past due orders where one or two components have been delayed in the supply chain, along with customers changing shipping schedules once the Company has already manufactured the products.
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Pro-forma net debt-to-adjusted EBITDA increased slightly to 1.91x at the end of the fourth quarter of 2022 (pro-forma for Taimi and Daman Products Company “Daman”) compared with 1.89x (pro-forma for the NEM and Joyonway acquisitions) at the end of 2021, impacted by the recent acquisition of Daman. At the end of fourth quarter 2022, the Company had $138.8 million available on its revolving lines of credit.
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Net cash provided by operations was $35.7 million in the fourth quarter 2022 compared with $31.1 million in the prior-year period, bringing the twelve-month cash flow from operations to $109.9 million compared with $113.1 million for the comparable period in 2021.
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Capital expenditures were $10.0 million in the fourth quarter 2022, or 5% of sales. This compares with $9.7 million, or 4% of sales, in the year-ago period. For the full year, capital expenditures were $31.9 million, or 4% of sales. This compares with $26.8 million, or 3% of sales in 2021.
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Paid 104th sequential quarterly cash dividend on January 20, 2023.

Helios Technologies’ Augmented Strategy Drives Top-Tier Margins and Solid Earnings for the Full Year 2022

February 27, 2023

2023 Outlook: Path to Hit 22% Three-Year Earnings4 CAGR

The following provides the Company’s expectations for 2023 as of February 27, 2023. This does not include any potential future flywheel acquisitions it may make through the course of the year. This assumes constant currency, using quarter end rates, and that markets served are not further impacted by the global pandemic or the geo-political environment. On a run-rate basis ending 2023, the Company expects to reach approximately $1 billion in revenue and approximately 25% Adjusted EBITDA margins.

	2020 Actual	2021 Actual	2022 Actual	2023 Outlook	Implied 3-Year CAGR at 2023 range mid-point	Exiting 2023 Run-Rate Outlook
Consolidated revenue	$523 million	$869 million	$885 million	$910 - $940 million	21%	~$1 billion
Net income	$14 million	$105 million	$98 million	$99 - $104 million
Adjusted EBITDA	$121 million	$214 million	$205 million	$214 - $226 million	22%
Adjusted EBITDA margin	23.2%	24.6%	23.2%	23.5% - 24.0%	+55 bps	~25%
Interest expense	$13 million	$17 million	$17 million	$23 - $24 million
Effective tax rate	18%	20%	19%	21% - 23%
Depreciation	$18 million	$21 million	$23 million	$27 - $29 million
Amortization	$22 million	$33 million	$29 million	$30 - $32 million
Capital expenditures % total revenue	3%	3%	4%	3% - 5% of sales
Diluted EPS	$0.44	$3.22	$3.02	$3.03 - $3.18
Diluted Non-GAAP Cash EPS	$2.24	$4.25	$4.03	$3.95 - $4.10	22%

Adjusted EBITDA, Adjusted EBITDA margin and Diluted Non-GAAP Cash EPS represent non-GAAP financial measures. The Company has also presented the related GAAP measures. For 2023, Adjusted EBITDA excludes an estimated $7-$8 million of costs for restructuring activities and acquisition related cost including integration. For 2023, Diluted non-GAAP Cash EPS excludes an estimated $0.88 to $0.95 per diluted share of costs for amortization, restructuring activities, acquisition related costs including integration and the related tax impact on these items.

[4] Implied three-year Earnings Compound Annual Growth Rate (CAGR) = Diluted Non-GAAP Cash EPS growth calculated between 2020A to the mid-point of 2023 Outlook issued February 27, 2023.

Webcast

The Company will host a conference call and webcast tomorrow, February 28, at 9:00 a.m. Eastern Time to review its financial and operating results and discuss its corporate strategies and outlook. A question-and-answer session will follow. The conference call can be accessed by calling (201) 689-8573. The audio webcast will be available at www.heliostechnologies.com.

A telephonic replay will be available from approximately 12:00 p.m. ET on the day of the call through Tuesday, March 7, 2023. To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13735199. The webcast replay will be available in the investor relations section of the Company’s website at www.heliostechnologies.com, where a transcript will also be posted once available.

Helios Technologies’ Augmented Strategy Drives Top-Tier Margins and Solid Earnings for the Full Year 2022

February 27, 2023

About Helios Technologies

Helios Technologies is a global leader in highly engineered motion control and electronic controls technology for diverse end markets, including construction, material handling, agriculture, energy, recreational vehicles, marine and health and wellness. Helios sells its products to customers in over 90 countries around the world. Its strategy for growth is to be the leading provider in niche markets, with premier products and solutions through innovative product development and acquisition. The Company has paid a cash dividend to its shareholders every quarter since becoming a public company in 1997. For more information please visit: www.heliostechnologies.com and follow us on LinkedIn.

FORWARD-LOOKING INFORMATION

This news release contains “forward‐looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. Forward‐looking statements involve risks and uncertainties, and actual results may differ materially from those expressed or implied by such statements. They include statements regarding current expectations, estimates, forecasts, projections, our beliefs, and assumptions made by Helios Technologies, Inc. (“Helios” or the “Company”), its directors or its officers about the Company and the industry in which it operates, and assumptions made by management, and include among other items, (i) the Company’s strategies regarding growth, including its intention to develop new products and make acquisitions; (ii) the effectiveness of creating the Center of Engineering Excellence; (iii) the Company’s financing plans; (iv) trends affecting the Company’s financial condition or results of operations; (v) the Company’s ability to continue to control costs and to meet its liquidity and other financing needs; (vi) the declaration and payment of dividends; and (vii) the Company’s ability to respond to changes in customer demand domestically and internationally, including as a result of standardization. In addition, we may make other written or oral statements, which constitute forward-looking statements, from time to time. Words such as “may,” “expects,” “projects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words, and similar expressions are intended to identify such forward-looking statements. Similarly, statements that describe our future plans, objectives or goals also are forward-looking statements. These statements are not guaranteeing future performance and are subject to a number of risks and uncertainties. Our actual results may differ materially from what is expressed or forecasted in such forward-looking statements, and undue reliance should not be placed on such statements. All forward-looking statements are made as of the date hereof, and we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Factors that could cause the actual results to differ materially from what is expressed or forecasted in such forward‐looking statements include, but are not limited to, (i) supply chain disruption and the potential inability to procure goods; (ii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iii) inflation (including hyperinflation) or recession; (iv) changes in the competitive marketplace that could affect the Company’s revenue and/or cost bases, such as increased competition, lack of qualified engineering, marketing, management or other personnel, and increased labor and raw materials costs; (v) risks related to health epidemics, pandemics and similar outbreaks, including, without limitation, the current COVID-19 pandemic, particularly in China, which may among other things, adversely affect our supply chain, material costs, and work force and may have material adverse effects on our business, financial position, results of operations and/or cash flows; (vi) risks related to our international operations, including the potential impact of the ongoing conflict between Russia and Ukraine; and (vii) new product introductions, product sales mix and the geographic mix of sales nationally and internationally; (viii) our failure to realize the benefits expected from acquisitions, our failure to promptly and effectively integrate acquisitions and the ability of Helios to retain and hire key personnel, and maintain relationships with suppliers. Further information relating to factors that could cause actual results to differ from those anticipated is included but not limited to information under the heading Item 1. “Business” and Item 1A. “Risk Factors” in the Company’s Form 10-K for the year ended January 1, 2022 and the Company’s Form 10-K for the year ended December 31, 2022 to be filed with the Securities and Exchange Commission on February 28, 2023.

This news release will discuss some historical non-GAAP financial measures, which the Company believes are useful in evaluating its performance. The determination of the amounts that are excluded from these non-GAAP measures is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income recognized in a given period. You should not consider the inclusion of this additional information in isolation or as a substitute for results prepared in accordance with GAAP.

Helios Technologies’ Augmented Strategy Drives Top-Tier Margins and Solid Earnings for the Full Year 2022

February 27, 2023

This news release also presents forward-looking statements regarding non-GAAP measures. The Company is unable to present a quantitative reconciliation of these forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures because such information is not available, and management cannot reliably predict the necessary components of such GAAP measures without unreasonable effort or expense. In addition, the Company believes that such reconciliations would imply a degree of precision that would be confusing or misleading to investors. The unavailable information could have a significant impact on the Company’s 2022 financial results. These non-GAAP financial measures are preliminary estimates and are subject to risks and uncertainties, including, among others, changes in connection with quarter-end and year-end adjustments. Any variation between the Company’s actual results and preliminary financial data set forth above may be material.

For more information, contact:
Tania Almond

Vice President, Investor Relations and Corporate Communication

(941) 362-1333

tania.almond@HLIO.com

Deborah Pawlowski
Kei Advisors LLC
(716) 843-3908
dpawlowski@keiadvisors.com

Financial Tables Follow:

Helios Technologies’ Augmented Strategy Drives Top-Tier Margins and Solid Earnings for the Full Year 2022

February 27, 2023

HELIOS TECHNOLOGIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

	For the Three Months Ended (unaudited)			For the Year Ended
	December 31, 2022	January 1, 2022	% Change	December 31, 2022	January 1, 2022	% Change

Net sales	$196.0	$217.7	(10)%	$885.4	$869.2	2%
Cost of sales	132.8	143.4	(7)%	586.9	556.4	5%
Gross profit	63.2	74.3	(15)%	298.5	312.8	(5)%
Gross margin	32.2%	34.2%		33.7%	36.0%

Selling, engineering and administrative expenses	35.0	34.9	0%	133.1	130.7	2%
Amortization of intangible assets	7.5	7.5	-%	28.1	32.8	(14)%
Operating income	20.7	31.9	(35)%	137.3	149.3	(8)%
Operating margin	10.6%	14.6%		15.5%	17.2%

Interest expense, net	5.0	3.9	28%	16.7	16.9	(1)%
Foreign currency transaction loss (gain), net	0.4	(0.3)	(233)%	(0.9)	1.0	(190)%
Other non-operating (income) expense, net	(1.8)	1.0	(280)%	(0.3)	0.2	(250)%
Income before income taxes	17.1	27.3	(37)%	121.8	131.2	(7)%
Income tax (benefit) provision	(0.4)	3.7	(111)%	23.4	26.6	(12)%
Net income	$17.5	$23.6	(26)%	$98.4	$104.6	(6)%

Net income per share:
Basic	$0.54	$0.73	(26)%	$3.03	$3.24	(6)%
Diluted	$0.54	$0.72	(25)%	$3.02	$3.22	(6)%

Weighted average shares outstanding:
Basic	32.6	32.4		32.5	32.3
Diluted	32.6	32.6		32.6	32.5

Dividends declared per share	$0.09	$0.09		$0.36	$0.36

Helios Technologies’ Augmented Strategy Drives Top-Tier Margins and Solid Earnings for the Full Year 2022

February 27, 2023

HELIOS TECHNOLOGIES

CONSOLIDATED BALANCE SHEETS

(In millions, except per share data)

	December 31, 2022	January 1, 2022

Assets
Current assets:
Cash and cash equivalents	$43.7	$28.5
Accounts receivable, net of allowance for
credit losses of $1.5 and $1.2	125.1	134.6
Inventories, net	191.6	165.6
Income taxes receivable	10.2	2.8
Other current assets	17.9	20.1
Total current assets	388.5	351.6
Property, plant and equipment, net	175.7	174.2
Deferred income taxes	1.6	2.9
Goodwill	468.5	459.9
Other intangible assets, net	405.6	412.8
Other assets	23.8	13.9
Total assets	$1,463.7	$1,415.3
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$73.7	$85.3
Accrued compensation and benefits	21.1	28.6
Other accrued expenses and current liabilities	32.0	28.4
Current portion of long-term non-revolving debt, net	19.0	18.1
Dividends payable	2.9	2.9
Income taxes payable	3.6	6.3
Total current liabilities	152.3	169.6
Revolving line of credit	261.3	242.3
Long-term non-revolving debt, net	164.2	183.9
Deferred income taxes	61.0	71.8
Other noncurrent liabilities	30.0	38.7
Total liabilities	668.8	706.3
Commitments and contingencies	-	-
Shareholders’ equity:
Preferred stock, par value $0.001, 2.0 shares authorized,
no shares issued or outstanding	-	-
Common stock, par value $0.001, 100.0 shares authorized,
32.6 and 32.4 issued and outstanding	-	-
Capital in excess of par value	404.3	394.6
Retained earnings	450.0	363.3
Accumulated other comprehensive loss	(59.4)	(49.0)
Total shareholders’ equity	794.9	709.0
Total liabilities and shareholders’ equity	$1,463.7	$1,415.3

Helios Technologies’ Augmented Strategy Drives Top-Tier Margins and Solid Earnings for the Full Year 2022

February 27, 2023

HELIOS TECHNOLOGIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	For the Year Ended
	December 31, 2022	January 1, 2022
Cash flows from operating activities:
Net income	$98.4	$104.6
Adjustments to reconcile net income to
net cash provided by operating activities:
Depreciation and amortization	51.6	54.4
Stock-based compensation expense	8.6	8.9
Amortization of debt issuance costs	0.5	0.5
Benefit for deferred income taxes	(4.5)	(1.4)
Amortization of acquisition- related inventory step up	-	0.6
Forward contract gains, net	(4.0)	(4.7)
Other, net	-	0.1
(Increase) decrease in, net of acquisitions:
Accounts receivable	9.1	(32.4)
Inventories	(27.0)	(52.5)
Income taxes receivable	(5.0)	(0.7)
Other current assets	1.6	0.7
Other assets	8.0	5.1
Increase (decrease) in, net of acquisitions:
Accounts payable	(11.5)	23.8
Accrued expenses and other liabilities	(6.2)	8.1
Income taxes payable	(2.3)	5.7
Other noncurrent liabilities	(7.4)	(7.7)
Net cash provided by operating activities	109.9	113.1
Cash flows from investing activities:
Business acquisitions, net of cash acquired	(67.3)	(61.1)
Capital expenditures	(31.9)	(26.8)
Proceeds from dispositions of property, plant and equipment	7.2	0.2
Cash settlement of forward contracts	4.3	2.4
Software development costs	(3.1)	(2.6)
Amounts paid for net assets acquired	-	(2.4)
Net cash used in investing activities	(90.8)	(90.3)
Cash flows from financing activities:
Borrowings on revolving credit facilities	118.7	81.2
Repayment of borrowings on revolving credit facilities	(92.7)	(86.8)
Borrowings on long-term non-revolving debt	-	12.0
Repayment of borrowings on long-term non-revolving debt	(18.0)	(16.2)
Proceeds from stock issued	2.1	1.8
Dividends to shareholders	(11.7)	(11.6)
Payment of employee tax withholding on equity award vestings	(2.6)	(1.4)
Other financing activities	(2.7)	(1.6)
Net cash used in financing activities	(6.9)	(22.6)
Effect of exchange rate changes on cash and cash equivalents	3.0	3.0
Net increase in cash and cash equivalents	15.2	3.2
Cash and cash equivalents, beginning of period	28.5	25.3
Cash and cash equivalents, end of period	$43.7	$28.5

Helios Technologies’ Augmented Strategy Drives Top-Tier Margins and Solid Earnings for the Full Year 2022

February 27, 2023

HELIOS TECHNOLOGIES

SEGMENT DATA

(In millions)

(Unaudited)

	For the Three Months Ended		For the Year Ended
	December 31, 2022	January 1, 2022	December 31, 2022	January 1, 2022
Sales:
Hydraulics	$140.2	$130.9	$551.3	$516.4
Electronics	55.8	86.8	334.1	352.7
Consolidated	$196.0	$217.7	$885.4	$869.2

Gross profit and margin:
Hydraulics	$48.6	$46.8	$195.5	$193.4
	34.7%	35.8%	35.5%	37.5%
Electronics	14.6	27.5	103.0	120.0
	26.2%	31.7%	30.8%	34.0%
Corporate and other	-	-	-	(0.6)
Consolidated	$63.2	$74.3	$298.5	$312.8
	32.2%	34.2%	33.7%	36.0%

Operating income (loss) and margin:
Hydraulics	$30.6	$27.6	$122.7	$119.8
	21.8%	21.1%	22.3%	23.2%
Electronics	0.7	15.4	52.5	71.7
	1.3%	17.7%	15.7%	20.3%
Corporate and other	(10.6)	(11.1)	(37.9)	(42.2)
Consolidated	$20.7	$31.9	$137.3	$149.3
	10.6%	14.6%	15.5%	17.2%

Helios Technologies’ Augmented Strategy Drives Top-Tier Margins and Solid Earnings for the Full Year 2022

February 27, 2023

ORGANIC AND ACQUIRED REVENUE5

(In millions)

(Unaudited)

	Three Months Ended				Full Year Ended	Three Months Ended				Full Year Ended
	April 3,	July 3,	October 2,	January 1,	January 1,	April 2,	July 2,	October 1,	December 31,	December 31,
	2021	2021	2021	2022	2022	2022	2022	2022	2022	2022
Hydraulics
Organic	$119.1	$133.0	$128.7	$125.2	$506.0	$130.7	$137.1	$129.1	$132.0	$528.9
Acquisition	-	-	4.7	5.7	10.4	6.4	5.7	2.1	8.2	22.4
Total	$119.1	$133.0	$133.4	$130.9	$516.4	$137.1	$142.8	$131.2	$140.2	$551.3

Electronics
Organic	$29.5	$30.2	$30.8	$66.1	$156.6	$102.7	$97.9	$75.2	$55.8	$331.6
Acquisition	56.3	60.2	59.0	20.7	196.2	0.8	1.0	0.7	-	2.5
Total	$85.8	$90.4	$89.8	$86.8	$352.7	$103.4	$98.9	$75.9	$55.8	$334.1

Consolidated
Organic	$148.6	$163.2	$159.5	$191.3	$662.6	$233.4	$235.0	$204.3	$187.8	$860.5
Acquisition	56.3	60.2	63.8	26.4	206.6	7.2	6.6	2.9	8.2	24.9
Total	$204.9	$223.4	$223.3	$217.7	$869.2	$240.5	$241.7	$207.2	$196.0	$885.4

[5] Revenue is considered to be acquisition related until the acquisition has been included in the Company’s financial results for one full year.

Helios Technologies’ Augmented Strategy Drives Top-Tier Margins and Solid Earnings for the Full Year 2022

February 27, 2023

HELIOS TECHNOLOGIES

ADDITIONAL INFORMATION

(Unaudited)

2022 Sales by Geographic Region and Segment
($ in millions)
	Q1	% Change y/y	Q2	% Change y/y	Q3	% Change y/y	Q4	% Change y/y	YTD 2022	% Change y/y
Americas:
Hydraulics	$43.1	26%	$49.9	20%	$49.7	10%	$56.8	22%	$199.5	19%
Electronics	77.7	20%	80.2	25%	65.0	1%	48.0	(26%)	270.9	5%
Consol. Americas	120.8	22%	130.1	23%	114.7	5%	104.8	(6%)	470.4	11%
% of total	50%		54%		55%		53%		53%
EMEA:
Hydraulics	$52.9	22%	$49.0	5%	$41.3	(8%)	$43.3	(4%)	$186.5	4%
Electronics	11.8	27%	12.3	12%	7.7	(31%)	5.3	(50%)	37.1	(12%)
Consol. EMEA	64.7	23%	61.3	6%	49.0	(12%)	48.6	(13%)	223.6	1%
% of total	27%		25%		24%		25%		25%
APAC:
Hydraulics	$41.1	(1%)	$43.9	(2%)	$40.2	(7%)	$40.1	3%	$165.3	(2%)
Electronics	13.9	22%	6.4	(58%)	3.3	(77%)	2.5	(79%)	26.1	(51%)
Consol. APAC	55.0	4%	50.3	(16%)	43.5	(25%)	42.6	(16%)	191.4	(14%)
% of total	23%		21%		21%		22%		22%
Total	$240.5	17%	$241.7	8%	$207.2	(7%)	$196.0	(10%)	$885.4	2%

2021 Sales by Geographic Region and Segment
($ in millions)
	Q1	% Change y/y	Q2	% Change y/y	Q3	% Change y/y	Q4	% Change y/y	YTD 2021	% Change y/y
Americas:
Hydraulics	$34.3	(8%)	$41.7	22%	$45.2	63%	$46.5	49%	$167.7	29%
Electronics	65.0	201%	64.1	378%	64.2	200%	$64.5	72%	257.8	175%
Consol. Americas	99.3	69%	105.8	122%	109.4	123%	111.0	61%	425.5	90%
% of total	48%		47%		49%		51%		49%
EMEA:
Hydraulics	$43.3	29%	$46.6	49%	$44.8	40%	$45.3	32%	$180.0	37%
Electronics	9.3	272%	11.0	479%	11.1	640%	10.6	116%	42.0	289%
Consol. EMEA	52.6	46%	57.6	74%	55.9	66%	55.9	42%	222.0	56%
% of total	26%		26%		25%		26%		26%
APAC:
Hydraulics	$41.5	26%	$44.7	22%	$43.4	13%	$39.1	5%	$168.7	16%
Electronics	11.4	613%	15.3	705%	14.5	867%	$11.7	92%	52.9	377%
Consol. APAC	52.9	53%	60.0	55%	57.9	45%	50.8	17%	221.7	42%
% of total	26%		27%		26%		23%		26%
Total	$204.8	58%	$223.4	87%	$223.2	82%	$217.7	44%	$869.2	66%

Helios Technologies’ Augmented Strategy Drives Top-Tier Margins and Solid Earnings for the Full Year 2022

February 27, 2023

HELIOS TECHNOLOGIES

Non-GAAP Adjusted Operating Income RECONCILIATION

(In millions)

(Unaudited)

	Three Months Ended		For the Year Ended
	December 31, 2022	January 1, 2022	December 31, 2022	January 1, 2022
GAAP operating income	$20.7	$31.9	$137.3	$149.3
Acquisition-related amortization of intangible assets	7.5	7.5	28.1	32.8
Acquisition and financing-related expenses(1)	1.9	2.8	5.9	5.7
Restructuring charges(2)	1.4	-	5.2	0.5
Officer transition costs	-	(0.3)	0.3	0.3
Inventory step-up amortization	-	-	-	0.6
Acquisition integration costs(3)	1.3	1.1	3.7	2.9
Other	-	-	0.2	(0.1)
Non-GAAP adjusted operating income	$32.8	$43.1	$180.7	$192.0
GAAP operating margin	10.6%	14.6%	15.5%	17.2%
Non-GAAP adjusted operating margin	16.7%	19.8%	20.4%	22.1%

Adjusted EBITDA RECONCILIATION

(In millions)

(Unaudited)

	Three Months Ended		For the Year Ended
	December 31, 2022	January 1, 2022	December 31, 2022	January 1, 2022
Net income	$17.5	$23.6	$98.4	$104.6
Interest expense, net	5.0	3.9	16.7	16.9
Income tax (benefit) provision	(0.4)	3.7	23.4	26.6
Depreciation and amortization	14.2	13.3	51.6	54.4
EBITDA	36.3	44.5	190.1	202.5
Acquisition and financing-related expenses(1)	1.9	2.8	5.9	5.7
Restructuring charges(2)	(0.3)	-	3.5	0.5
Officer transition costs	-	(0.3)	0.3	0.3
Inventory step-up amortization	-	-	-	0.6
Acquisition integration costs(3)	1.3	1.1	3.7	2.9
Change in fair value of contingent consideration	0.1	1.1	1.7	1.1
Other	(0.1)	0.1	0.1	0.6
Adjusted EBITDA	$39.2	$49.3	$205.3	$214.1
Adjusted EBITDA margin	20.0%	22.7%	23.2%	24.6%

Pre-acquisition adjusted EBITDA, 2022 Taimi and Daman, 2021 NEM and Joyonway			5.0	6.3
TTM Pro forma adjusted EBITDA			$210.3	$220.4

Helios Technologies’ Augmented Strategy Drives Top-Tier Margins and Solid Earnings for the Full Year 2022

February 27, 2023

Free Cash Flow Quarterly Breakdown

(In millions)

(Unaudited)

	Three Months Ended
	January 1,	December 31,
	2022	2022
Net cash provided by operating activities	$31.1	$35.7
Capital expenditures	(9.7)	(10.0)
Free cash flow	$21.4	$25.7

HELIOS TECHNOLOGIES

Non-GAAP Cash Net Income RECONCILIATION

(In millions)

(Unaudited)

	Three Months Ended		For the Year Ended
	December 31, 2022	January 1, 2022	December 31, 2022	January 1, 2022
Net income	$17.5	$23.6	$98.4	$104.6
Amortization of intangible assets	7.7	7.6	28.7	33.0
Acquisition and financing-related expenses(1)	1.9	2.8	5.9	5.7
Restructuring charges(2)	(0.3)	-	3.5	0.5
Officer transition costs	-	(0.3)	0.3	0.3
Inventory step-up amortization	-	-	-	0.6
Acquisition integration costs(3)	1.3	1.1	3.7	2.9
Change in fair value of contingent consideration	0.1	1.1	1.7	1.1
Other	(0.1)	0.1	0.1	0.6
Tax effect of above	(2.7)	(3.1)	(11.0)	(11.2)
Non-GAAP cash net income	$25.4	$32.9	$131.3	$138.1
Non-GAAP cash net income per diluted share	$0.78	$1.01	$4.03	$4.25

(1) Acquisition and financing-related expenses include costs associated with our M&A activities. These activities include all phases of the M&A process from analyzing targets, to raising funding, to due diligence and transaction costs at closing. We utilize internal resources for a significant amount of time spent on our acquisition activities and have chosen not to staff a full M&A department or use significant outside services. We believe these costs are not representative of the Company's operational performance and it is therefore more meaningful to analyze results with the costs excluded. For the three months and year ended Dec 31, 2022, the charges include recurring labor costs of $0.4 million and $2.3 million, professional fees of $0.9 million and $2.0 million, travel costs of $0.2 million and $0.7 million and other M&A related costs of $0.4 million and $0.9 million, respectively.

(2) Restructuring activities include costs associated with our actions to improve operating efficiencies and rationalize our cost structure. The 2022 costs relate to an operational restructuring that combined the manufacturing operations at two of our locations into one location as well as organizational restructures among several locations, which aligned employee talent with the strategic operational goals of the company. For the three months and year ended Dec 31, 2022, the charges include recurring labor costs of $0.4 million and $2.2 million, severance-related costs of $0.6 million and $2.3 million and manufacturing relocation and other costs of $0.4 million and $0.7 million, respectively. Additionally, in the fourth quarter of 2022, we realized a gain on the sale of property, plant and equipment related to our restructuring activities totaling $1.8 million.

(3) Acquisition integration activities include costs associated with integrating our acquired businesses, which can occur up to 18 months after acquisition date. We believe these costs are not representative of the Company's operational performance and it is therefore more meaningful to analyze results with the costs excluded. For the three months and year ended Dec 31, 2022, the charges include recurring labor costs of $0.8 million and $2.5 million, professional fees of $0.2 million and $0.8 million and travel and other costs of $0.3 million and $0.4 million, respectively.

Helios Technologies’ Augmented Strategy Drives Top-Tier Margins and Solid Earnings for the Full Year 2022

February 27, 2023

HELIOS TECHNOLOGIES

Non-GAAP Sales Growth RECONCILIATION

(In millions)

(Unaudited)

	Three Months Ended			For the Year Ended
	Hydraulics	Electronics	Consolidated	Hydraulics	Electronics	Consolidated
Q4 2022 Net Sales	$140.2	$55.8	$196.0	$551.3	$334.1	$885.4
Impact of foreign currency translation(1)	6.8	0.3	7.1	26.2	1.4	27.6
Net Sales in constant currency	147.0	56.1	203.1	577.5	335.5	913.0
Less: Acquisition related sales	(8.2)	-	(8.2)	(22.4)	(2.5)	(24.9)
Organic sales in constant currency	$138.8	$56.1	$194.9	$555.1	$333.0	$888.1

Q4 2021 Net Sales	$130.9	$86.8	$217.7	$516.4	$352.7	$869.2

Net sales growth	7%	-36%	-10%	7%	-5%	2%
Net sales growth in constant currency	12%	-35%	-7%	12%	-5%	5%
Organic net sales growth in constant currency	6%	-35%	-10%	7%	-6%	2%

(1) The impact from foreign currency translation is calculated by translating current period activity at average prior period exchange rates.

Helios Technologies’ Augmented Strategy Drives Top-Tier Margins and Solid Earnings for the Full Year 2022

February 27, 2023

Net Debt-to-Adjusted EBITDA RECONCILIATION

(In millions)

(Unaudited)

As of
December 31, 2022
Current portion of long-term non-revolving debt, net	19.0
Revolving lines of credit	262.9
Long-term non-revolving debt, net	164.2
Total debt	446.1
Less: Cash and cash equivalents	43.7
Net debt	402.4

TTM Pro forma adjusted EBITDA*	210.3
Ratio of net debt to TTM pro forma adjusted EBITDA	1.91
*On a pro-forma basis for Taimi and Daman

Non-GAAP Financial Measures and Non-GAAP Forward-looking Financial Measures:
Adjusted operating income, adjusted operating margin, EBITDA, adjusted EBITDA, adjusted EBITDA margin, net debt-to-adjusted EBITDA, cash net income, cash net income per diluted share and sales in constant currency are not measures determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP. Nevertheless, Helios believes that providing non-GAAP information such as adjusted operating income, adjusted operating margin, EBITDA, adjusted EBITDA, adjusted EBITDA margin, net debt-to-adjusted EBITDA, cash net income and cash net income per diluted share are important for investors and other readers of Helios’s financial statements, as they are used as analytical indicators by Helios’s management to better understand operating performance. Because adjusted operating income, adjusted operating margin, adjusted EBITDA, adjusted EBITDA margin, net debt-to-adjusted EBITDA, cash net income and cash net income per diluted share are non-GAAP measures and are thus susceptible to varying calculations, adjusted operating income, adjusted operating margin, EBITDA, adjusted EBITDA, adjusted EBITDA margin, net debt-to-adjusted EBITDA, cash net income and cash net income per diluted share, as presented, may not be directly comparable with other similarly titled measures used by other companies. The Company does not provide a reconciliation of forward-looking non-GAAP financial measures, such as adjusted EBITDA, adjusted EBITDA margin and cash net income and cash net income per diluted share disclosed above in our 2023 Outlook, to their comparable GAAP financial measures because it could not do so without unreasonable effort due to the unavailability of the information needed to calculate reconciling items and due to the variability, complexity and limited visibility of the adjusting items that would be excluded from the non-GAAP financial measures in future periods.